UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 14, 2020

AMC ENTERTAINMENT HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33892	26-0303916
(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer Identification
Incorporation)		Number)

One AMC Way

11500 Ash Street, Leawood, KS 66211

(Address of principal executive offices, including zip code)

(913) 213-2000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A common stock	AMC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 8.01. Other Events.

As previously disclosed, AMC Entertainment Holdings, Inc. (the “Company”) exchanged its outstanding $600 million in aggregate principal amount of 2.95% Convertible Senior Notes due 2024 (the “Convertible Notes”) for a like principal amount of 2.95% Convertible Senior Secured Notes due 2026 (the “Convertible First Lien Notes Notes”) on July 31, 2020. The Convertible First Lien Notes are convertible at the option of the holders thereof on the same terms as the Convertible Notes. Prior to the adjustment to the conversion price described below, upon conversion by a holder thereof, the Company was required to deliver at its election, either cash, shares of the Company’s Class A common stock (the “Class A Common Stock”) or a combination of cash and shares of the Company’s Class A Common Stock at a conversion rate of 52.7704 per $1,000 principal amount of the Convertible First Lien Notes (which represented a conversion price of $18.95 per share).

The indenture governing the Convertible First Lien Notes provides that, in the event that the conversion price is greater than 120% of the average of the volume-weighted average price of the Company’s Class A Common Stock for the period of ten consecutive trading days ending on September 14, 2020 (the “Reset Conversion Price”), the conversion price for the Convertible First Lien Notes shall be adjusted downward to such Reset Conversion Price. However, this conversion price reset provision is subject to a conversion price floor such that the shares of the Company’s Class A Common Stock issuable upon conversion of all of the Convertible First Lien Notes would not exceed 30% of the Company’s then outstanding fully-diluted share capital. The volume-weighted average price of the Company’s Class A Common Stock for the ten consecutive trading days ending on September 14, 2020 was $6.55 and, as a result, the conversion price reset provision was triggered. Effective as of September 14, 2020, the conversion price for the Convertible First Lien Notes was adjusted to $13.51, which represents the conversion price that would result in 30% of the Company’s then outstanding fully-diluted share capital being issued upon conversion in full of the Convertible First Lien Notes. The conversion price reset provision was only applicable at September 14, 2020 and any future adjustments to the conversion price will be due to customary anti-dilution adjustments as set forth in the indenture governing the Convertible First Lien Notes. The holders of the Convertible First Lien Notes may elect to convert the Convertible First Lien Notes at any time and from time to time until September 15, 2024.

Immediately after giving effect to the conversion price reset, the aggregate number of shares of our Class A Common Stock issuable upon conversion of the Convertible First Lien Notes is 44,422,860, compared to 31,662,240 shares of our Class A Common Stock issuable upon conversion of the Convertible First Lien Notes before giving effect to the conversion price reset.

Pursuant to the Stock Repurchase and Cancellation Agreement (the “Stock Repurchase Agreement”) with Wanda Entertainment America, Inc. (“Wanda”), dated as of September 14, 2018, and as a result of the adjustment to the conversion price described in the preceding paragraph, 5,666,000 shares of the Company’s Class B Common Stock held by Wanda (the “Forfeiture Shares”) will be subject to forfeiture and cancellation upon conversion of the Convertible First Lien Notes by the holders thereof. The terms of the Stock Repurchase Agreement that provide for the forfeiture and cancellation of the Forfeiture Shares were intended to partially offset the dilution resulting from the conversion price reset provision.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

AMC ENTERTAINMENT HOLDINGS, INC.

Date: September 15, 2020	By:	/s/ Sean D. Goodman
Sean D. Goodman
Executive Vice President and Chief Financial Officer